Exhibit 5.1

Vahanna Tech Edge Acquisition 1 Corp.

Kingston Chambers

P.O. Box 173

Road Town, Tortola

British Virgin Islands

13 February 2023

Dear Sirs

Vahanna Tech Edge Acquisition I Corp. (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company and have been asked to provide this legal opinion in connection with the Company’s registration statement on Form S-4, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “SEC Act”) (including its exhibits, the “Registration Statement”) for the purposes of, registering with the Commission under the SEC Act, the offering and sale to the public (the “Offering”) of up to:

a)	68,300,000 ordinary shares with a par value of US$0.0001 of the Company (the “Ordinary Shares”); and

b)	10,005,000 warrants, each whole warrant exercisable to purchase one Ordinary Share (“Warrants”); and

c)	all Ordinary Shares that may be issued upon exercise of the Warrants.

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1

The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 13 February 2023, including the Company’s Certificate of Incorporation and its Memorandum and Articles of Association (the “Memorandum and Articles”).

1.2

The amended and restated memorandum and articles of association of the Company to be approved by the shareholders of the Company and to be registered at the Registrar of Corporate Affairs prior to the Offering (the “Amended Memorandum and Articles”).

1.3

The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System from 1 January 2000 and available for inspection on 13 February 2023 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.4

The written resolutions of the board of directors of the Company dated 3 November 2021 and the minutes of the meeting of the board of directors of the Company held on 10 February 2023 (the “Resolutions”) which includes, amongst other things, approval of the Amended Memorandum and Articles and the issuance of Ordinary Shares in connection with the Offering in the manner therein described effective upon completion of the Offering.

1.5	A Certificate of Incumbency dated 13 February 2023, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.6	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 13 February 2023 (the “Certificate of Good Standing”).

1.7	A certificate from a director of the Company (the “Director’s Certificate”) dated 13 February 2023.

1.8	The Registration Statement.

1.9	The Warrant Agreement, dated November 22, 2021 between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registered Agent’s Certificate, the Certificate of Good Standing and the Director’s Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1

The Warrant Agreement has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.2

The Warrant Agreement is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.3

The choice of the Relevant Law as the governing law of the Warrant Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the British Virgin Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5	All signatures, initials and seals are genuine.

2.6

The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.

2.7

That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.8	Prior to the Offering, the shareholders of the Company will have approved:

(a)	the Business Combination Proposal but not the Domestication Proposal (as each such term is defined in the Registration Statement); and

(b)	the Amended Memorandum and Articles.

2.9	At the time of the Offering, the Amended Memorandum and Articles have been registered by the Registrar of Corporate Affairs and will be in full force and effect and will be unamended.

2.10	The Company will have sufficient authorised and unissued Ordinary Shares under the Amended Memorandum and Articles at the time any Ordinary Shares are issued.

2.11	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares.

2.12	The Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect of any sovereign entity or state.

2.13

There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Warrant Agreement.

2.14

No monies paid to or for the account of any party under the Warrant Agreement represent or will represent proceeds of criminal conduct (as defined in the Proceeds of Criminal Conduct Act (As Revised)).

2.15

There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.16	The Company has received, or will receive, cash consideration or non-cash consideration in consideration for the issue of the Ordinary Shares, and that:

(a)	none of the Ordinary Shares have been, or will be, issued for less than their par value; and

(b)

to the extent that any Ordinary Shares are, or will be, issued, in whole or in part, for non-cash consideration, the value of the non-cash consideration and cash consideration, if any, is not less than the amount credited or to be credited for such Ordinary Shares.

2.17

The Ordinary Shares to be issued upon exercise of the Warrants are issued for cash consideration, or, to the extent that any Ordinary Shares to be issued upon exercise of the Warrants are to be issued, in whole or in part, for non-cash consideration, the Company has passed or will pass a resolution of directors in respect of such Ordinary Shares stating:

(a)	the amount to be credited for the issue of such Ordinary Shares; and

(b)	that, in their opinion, the present cash value of the non-cash consideration and cash consideration, if any, is not less than the amount to be credited for such Ordinary Shares.

2.18	The issue of the Warrants issuable under the Warrant Agreement and the Ordinary Shares will be of commercial benefit to the Company.

2.19

There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. We have not made any investigation of the laws, rules or regulations of any jurisdiction other than the laws of the British Virgin Islands.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1

The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) (the “Act”), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2

The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Agreement) have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Agreement), such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

3.3

The execution, delivery and performance of the Warrant Agreement has been authorised by and on behalf of the Company and, once the Warrant Agreement has been executed and delivered by any director or officer of the Company, the Warrant Agreement will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Warrant Agreement will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)

enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)

enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)

where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)

an agreement made by a person in the course of carrying on unauthorised financial services business is unenforceable against the other party under section 50F of the Financial Services Commission Act (As Revised);

(i)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(j)

the courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Warrant Agreement in matters where they determine that such proceedings may be tried in a more appropriate forum;

(k)	any provision in the Warrant Agreement that is governed by British Virgin Islands law which expresses any matter to be determined by future agreement may be void or unenforceable;

(l)

we reserve our opinion as to the enforceability of the relevant provisions of the Warrant Agreement to the extent that it purports to grant exclusive jurisdiction as there may be circumstances in which the courts of the British Virgin Islands would accept jurisdiction notwithstanding such provisions; and

(m)

a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Warrant Agreement whereby the Company covenants to restrict the exercise of powers specifically given to it under the Act including, without limitation, the power to increase its maximum number of shares, amend its memorandum and articles of association or present a petition to a British Virgin Islands court for an order to wind up the Company.

4.2	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.3

We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Warrant Agreement or the Registration Statement.

4.4

We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Warrant Agreement or the Warrants and enforce the remainder of the Warrant Agreement or the Warrants or the transaction of which such provisions form a part, notwithstanding any express provisions in the Warrant Agreement in this regard.

4.5

The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the British Virgin Islands by Orders of Her Majesty in Council and/or sanctions imposed by governmental or regulatory authorities or agencies in the British Virgin Islands under British Virgin Islands legislation.

4.6

Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.7

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.8

In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.9

We express no view as to the commercial terms of the Warrant Agreement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the SEC Act or the rules and regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you, your counsel and purchasers of Ordinary Shares pursuant to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Appendix A

Director’s Certificate

To:	Maples and Calder

5th Floor, Ritter House

PO Box 173

Road Town

Tortola

British Virgin Islands

13 February 2023

Dear Sirs

Vahanna Tech Edge Acquisition I Corp. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion in relation to certain aspects of British Virgin Islands law (the “Opinion”). Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of Association of the Company registered on 23 November 2021 remain in full force and effect and are unamended.

2

The written resolutions (the “Written Resolutions”) of the board of directors dated 3 November 2021 were signed by all the directors in the manner prescribed in the Memorandum and Articles of the Company, including as to the disclosure of any director’s interests in the Transaction Documents, and have not been amended, varied or revoked in any respect.

3

The minutes of the meeting of the board of directors held on 10 February 2023 at which the Transaction Documents were approved (the “Board Resolutions”) are a true and correct record of the proceedings of the meeting, which was duly convened and held, and at which a quorum was present throughout and at which each director disclosed his interest (if any), in the manner prescribed in the Memorandum and Articles, and the resolutions passed at such meeting have not been amended, varied or revoked in any respect.

4

Upon registration of the Amended Memorandum and Articles, the Company will be authorised to issue a maximum of 280,000,000 shares divided into up to 220,000,000 Ordinary Shares of US$0.0001 par value each and up to 60,000,000 Preferred Shares of US$0.0001 par value each. Immediately prior to the sale of the Ordinary Shares, the will have sufficient authorised but unissued Ordinary Shares under the Amended Memorandum and Articles at the time any Ordinary Shares are issued.

5	The members of the Company (the “Members”) have not restricted or limited the powers of the directors of the Company in any way.

6	The directors of the Company at the date of the Written Resolutions were Saurav Adhikari, Abha Kumar and Rangarajan Karakurichi Sundaram.

7

The directors of the Company at the date of the Board Resolutions and at the date of this certificate were and are Saurav Adhikari, Abha Kumar, Rangarajan Karakurichi Sundaram, Diane B. Glossman and Ajay Bhupendra Shah.

8

The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent’s Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

9	The Company has not created any charges over any of its property or assets.

10

Prior to, at the time of, and immediately following effectiveness of the Registration Statement and execution of the Warrant Agreement the Company was, or will be, able to pay its debts as they fell, or fall, due, and the transactions to which the Registration Statement relate will not cause the Company to become unable to pay its debts as they fall due. The Company has entered, or will enter, into the Registration Statement for proper value, not with an intention to defraud or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.

11	Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

12

To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the Directors and/or the Members taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

13	The Company has at no time had employees.

14

To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

15	The Ordinary Shares to be issued pursuant to the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members.

16	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion, unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Abha Kumar

Name:	Abha Kumar

Title:	Director